UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person:

                  Vicuna Advisors LLC
                  230 Park Avenue
                  7th Floor
                  New York, New York 10169
                  Attn:  Kenneth F. Cooper

2.   Date of Event Requiring Statement (Month/Day/Year)

                  12/23/1999

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  PennCorp Financial Group, Inc. (PFG)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  _______________


6.   If Amendment, Date of Original (Month/Day/Year)




                               Page 1 of 18 Pages

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

     $3.375 Convertible Preferred Stock, $.01 par value ("$3.375 Conv. Pfd.") $3.50 Series II Convertible Preferred Stock, $.01 par value ("$3.50 Conv.
      Pfd.")

2.   Amount of Securities Beneficially Owned

     335,000 shares of $3.375 Conv. Pfd.
     461,600 shares of $3.50 Conv. Pfd.

3.   Ownership Form:  Direct (D) or Indirect (I)

     I
     I

4.   Nature of Indirect Beneficial Ownership

     $3.375 Conv. Pfd. - As investment adviser to Vicuna Capital I, L.P. and
      WNP Investment Partnership, L.P.

     $3.50 Conv. Pfd. - As investment adviser to Vicuna Capital I, L.P. and
      WNP Investment Partnership, L.P.


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

     $3.375 Convertible Preferred Stock, $.01 par value ("$3.375 Conv. Pfd.") $3.50 Series II Convertible Preferred Stock, $.01 par value ("$3.50 Conv.
      Pfd.")

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  $3.375 Conv. Pfd. - immediately
                  $3.50 Conv. Pfd. - immediately

         Expiration Date



                               Page 2 of 18 Pages

                  $3.375 Conv. Pfd. - None, unless redeemed
                  $3.50 Conv. Pfd. - None, unless redeemed

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  $3.375 Conv. Pfd. - Common Stock
                  $3.50 Conv. Pfd. - Common Stock

         Amount or Number of Shares

                  $3.375 Conv. Pfd. - 741,154 shares of Common Stock $3.50 Conv. Pfd. - 661,334 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

                  $3.375 Conv. Pfd. - 2.2124 shares of Common Stock $3.50 Conv. Pfd. - 1.4327 shares of Common Stock

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  $3.375 Conv. Pfd. - I
                  $3.50 Conv. Pfd. - I

6.   Nature of Indirect Beneficial Ownership

      $3.375 Conv. Pfd. - As investment adviser to Vicuna Capital I, L.P. and
        WNP Investment Partnership, L.P.

      $3.50 Conv. Pfd. - As investment adviser to Vicuna Capital I, L.P. and
        WNP Investment Partnership, L.P.

Explanation of Responses:

                  This Form 3 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited partnership ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Capital and WNP are private partnerships organized to make investments in securities. Advisors is the investment adviser to Capital and WNP and Partners is the general partner of Capital and WNP. Welch is the Managing Member of Advisors and Partners. The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or any other person constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any




                               Page 3 of 18 Pages

         Reporting Person is the beneficial owner of any securities owned by any other Reporting Person or any other person.


                  On December 21, 1999, PennCorp Financial Group, Inc. ("PennCorp) and its advisors invited holders of approximately 74% of its outstanding Preferred Stock (the "Ad Hoc Committee"), including Advisors, to a meeting to hear a presentation regarding a proposed restructuring of PennCorp (the "Restructuring") and PennCorp's progress on a proposed plan to sell substantially all of the assets of its operating subsidiaries (the "Sale Alternative"). Although the Reporting Persons believed that PennCorp's goal in calling the meeting was to build a consensus among the members of the Ad Hoc Committee for the Restructuring, PennCorp instead indicated its intention to move forward with the Sale Alternative and then consummate a liquidation of PennCorp in a Chapter 11 bankruptcy. In response to this information, on December 23, 1999, the Ad Hoc Committee delivered a letter to the board of directors of PennCorp (the "Board") objecting to this course of action and calling for the Board's acceptance of a Restructuring of PennCorp pursuant to a term sheet attached as an exhibit to the letter. Each of the Reporting Persons may be deemed to be a member of a group within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended, with the other members of the Ad Hoc Committee, but hereby expressly disclaims such membership in a group and beneficial ownership of the shares held by such other members of the Ad Hoc Committee.

Signatures to this Form 3 follow all attachments.





                               Page 4 of 18 Pages

                   Attachment To Form 3 of Vicuna Advisors LLC
               in Respect of PennCorp Financial Group, Inc. (PFG)
                  Date of Event Requiring Statement: 12/23/1999


         This Form 3 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited liability company ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Advisors is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  Vicuna Partners LLC
                  230 Park Avenue
                  7th Floor
                  New York, New York 10169
                  Attn:  Kenneth F. Cooper

2.   Date of Event Requiring Statement (Month/Day/Year)

                  12/23/1999

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  PennCorp Financial Group, Inc. (PFG)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  _________________

6.   If Amendment, Date of Original (Month/Day/Year)




                               Page 5 of 18 Pages

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

       $3.375 Convertible Preferred Stock, $.01 par value ("$3.375 Conv. Pfd.") $3.50 Series II Convertible Preferred Stock, $.01 par value ("$3.50 Conv.
        Pfd.")

2.   Amount of Securities Beneficially Owned

       335,000 shares of $3.375 Conv. Pfd.
       461,600 shares of $3.50 Conv. Pfd.

3.   Ownership Form:  Direct (D) or Indirect (I)

       I
       I

4.   Nature of Indirect Beneficial Ownership

       $3.375 Conv. Pfd. - As general partner of Vicuna Capital I, L.P. and
        WNP Investment Partnership, L.P.

       $3.50 Conv. Pfd. - As general partner of Vicuna Capital I, L.P. and
        WNP Investment Partnership, L.P.


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

       $3.375 Convertible Preferred Stock, $.01 par value ("$3.375 Conv. Pfd.") $3.50 Series II Convertible Preferred Stock, $.01 par value ("$3.50 Conv.
        Pfd.")

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

             $3.375 Conv. Pfd. - immediately
             $3.50 Conv. Pfd. - immediately

         Expiration Date




                               Page 6 of 18 Pages

             $3.375 Conv. Pfd. - None, unless redeemed
             $3.50 Conv. Pfd. - None, unless redeemed

3.   Title and Amount of Securities Underlying Derivative Security

         Title

             $3.375 Conv. Pfd. - Common Stock
             $3.50 Conv. Pfd. - Common Stock

         Amount or Number of Shares

             $3.375 Conv. Pfd. - 741,154 shares of Common Stock
             $3.50 Conv. Pfd. - 661,334 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

             $3.375 Conv. Pfd. - 2.2124 shares of Common Stock
             $3.50 Conv. Pfd. - 1.4327 shares of Common Stock

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

             $3.375 Conv. Pfd. - I
             $3.50 Conv. Pfd. - I

6.   Nature of Indirect Beneficial Ownership

             $3.375 Conv. Pfd. - As general partner of Vicuna Capital I, L.P.
                and WNP Investment Partnership, L.P.

             $3.50 Conv. Pfd. - As general partner of Vicuna Capital I, L.P.
                and WNP Investment Partnership, L.P.

Explanation of Responses:

             See Explanation to Responses of Form 3 of Advisors.

Signatures to this Form 3 follow all attachments.




                               Page 7 of 18 Pages

                   Attachment To Form 3 of Vicuna Advisors LLC
               in Respect of PennCorp Financial Group, Inc. (PFG)
                  Date of Event Requiring Statement: 12/23/1999


         This Form 3 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited liability company ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Advisors is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  Vicuna Capital I, L.P.
                  230 Park Avenue
                  7th Floor
                  New York, New York 10169
                  Attn:  Kenneth F. Cooper

2.   Date of Event Requiring Statement (Month/Day/Year)

                  12/23/1999

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  PennCorp Financial Group, Inc. (PFG)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ___________________


6.   If Amendment, Date of Original (Month/Day/Year)



                               Page 8 of 18 Pages

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

       $3.375 Convertible Preferred Stock, $.01 par value ("$3.375 Conv. Pfd.") $3.50 Series II Convertible Preferred Stock, $.01 par value ("$3.50 Conv.
        Pfd.")

2.   Amount of Securities Beneficially Owned

       231,600 shares of $3.375 Conv. Pfd.
       342,150 shares of $3.50 Conv. Pfd.

3.   Ownership Form:  Direct (D) or Indirect (I)

       D
       D

4.   Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

     $3.375 Convertible Preferred Stock, $.01 par value ("$3.375 Conv. Pfd.") $3.50 Series II Convertible Preferred Stock, $.01 par value ("$3.50 Conv.
      Pfd.")

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  $3.375 Conv. Pfd. - immediately
                  $3.50 Conv. Pfd. - immediately

         Expiration Date

                  $3.375 Conv. Pfd. - None, unless redeemed
                  $3.50 Conv. Pfd. - None, unless redeemed




                               Page 9 of 18 Pages

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  $3.375 Conv. Pfd. - Common Stock
                  $3.50 Conv. Pfd. - Common Stock

         Amount or Number of Shares

                  $3.375 Conv. Pfd. - 512,392 shares of Common Stock $3.50 Conv. Pfd. - 490,198 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

                  $3.375 Conv. Pfd. - 2.2124 shares of Common Stock $3.50 Conv. Pfd. - 1.4327 shares of Common Stock

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  $3.375 Conv. Pfd. - D
                  $3.50 Conv. Pfd. - D

6.   Nature of Indirect Beneficial Ownership



Explanation of Responses:

                  See Explanation to Responses of Form 3 of Advisors.

Signatures to this Form 3 follow all attachments.




                              Page 10 of 18 Pages

                   Attachment To Form 3 of Vicuna Advisors LLC
               in Respect of PennCorp Financial Group, Inc. (PFG)
                  Date of Event Requiring Statement: 12/23/1999


         This Form 3 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited liability company ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Advisors is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  WNP Investment Partnership, L.P.
                  230 Park Avenue
                  7th Floor
                  New York, New York 10169
                  Attn:  Kenneth F. Cooper

2.   Date of Event Requiring Statement (Month/Day/Year)

                  12/23/1999

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  PennCorp Financial Group, Inc. (PFG)

5. Relationship of Reporting Persons(s) to Issuer:

                   ___  Director
                   ___  Officer (give title below)
                   _X_  10% Owner
                   ___  Other (specify below)
                   ______________


6.   If Amendment, Date of Original (Month/Day/Year)




                              Page 11 of 18 Pages

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

      $3.375 Convertible Preferred Stock, $.01 par value ("$3.375 Conv. Pfd.") $3.50 Series II Convertible Preferred Stock, $.01 par value ("$3.50 Conv.
       Pfd.")

2.   Amount of Securities Beneficially Owned

       103,400 shares of $3.375 Conv. Pfd.
       119,450 shares of $3.50 Conv. Pfd.

3.   Ownership Form:  Direct (D) or Indirect (I)

       D
       D

4.   Nature of Indirect Beneficial Ownership



        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

      $3.375 Convertible Preferred Stock, $.01 par value ("$3.375 Conv. Pfd.") $3.50 Series II Convertible Preferred Stock, $.01 par value ("$3.50 Conv.
       Pfd.")

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  $3.375 Conv. Pfd. - immediately
                  $3.50 Conv. Pfd. - immediately

         Expiration Date

                  $3.375 Conv. Pfd. - None, unless redeemed
                  $3.50 Conv. Pfd. - None, unless redeemed




                              Page 12 of 18 Pages

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  $3.375 Conv. Pfd. - Common Stock
                  $3.50 Conv. Pfd. - Common Stock

         Amount or Number of Shares

                  $3.375 Conv. Pfd. - 228,762 shares of Common Stock $3.50 Conv. Pfd. - 171,136 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

                  $3.375 Conv. Pfd. - 2.2124 shares of Common Stock $3.50 Conv. Pfd. - 1.4327 shares of Common Stock

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  $3.375 Conv. Pfd. - D
                  $3.50 Conv. Pfd. - D

6.   Nature of Indirect Beneficial Ownership



Explanation of Responses:

                  See Explanation to Responses of Form 3 of Advisors.


Signatures to this Form 3 follow all attachments.




                              Page 13 of 18 Pages

                   Attachment To Form 3 of Vicuna Advisors LLC
               in Respect of PennCorp Financial Group, Inc. (PFG)
                  Date of Event Requiring Statement: 12/23/1999


         This Form 3 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited liability company ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Advisors is the designated filer.


                             Joint Filer Information

1.   Name and Address of Reporting Person:

                  Joshua G. Welch
                  230 Park Avenue
                  7th Floor
                  New York, New York 10169
                  Attn:  Kenneth F. Cooper

2.   Date of Event Requiring Statement (Month/Day/Year)

                  12/23/1999

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  PennCorp Financial Group, Inc. (PFG)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  _________________


6.   If Amendment, Date of Original (Month/Day/Year)




                              Page 14 of 18 Pages

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

      $3.375 Convertible Preferred Stock, $.01 par value ("$3.375 Conv. Pfd.") $3.50 Series II Convertible Preferred Stock, $.01 par value ("$3.50 Conv.
       Pfd.")

2.   Amount of Securities Beneficially Owned

      335,000 shares of $3.375 Conv. Pfd.
      461,600 shares of $3.50 Conv. Pfd.

3.   Ownership Form:  Direct (D) or Indirect (I)

      I
      I

4.   Nature of Indirect Beneficial Ownership

      $3.375 Conv. Pfd. - As Managing Member of Vicuna Advisors LLC, the investment adviser to Vicuna Capital I, L.P. and WNP Investment Partnership, L.P., and as Managing Member of Vicuna Partners LLC, the general partner of Vicuna Capital I, L.P. and WNP Investment Partnership, L.P.

      $3.50 Conv. Pfd. - As Managing Member of Vicuna Advisors LLC, the investment adviser to Vicuna Capital I, L.P. and WNP Investment Partnership, L.P., and as Managing Member of Vicuna Partners LLC, the general partner of Vicuna Capital I, L.P. and WNP Investment Partnership, L.P.


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security

      $3.375 Convertible Preferred Stock, $.01 par value ("$3.375 Conv. Pfd.") $3.50 Series II Convertible Preferred Stock, $.01 par value ("$3.50 Conv.
       Pfd.")




                              Page 15 of 18 Pages

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  $3.375 Conv. Pfd. - immediately
                  $3.50 Conv. Pfd. - immediately

         Expiration Date

                  $3.375 Conv. Pfd. - None, unless redeemed
                  $3.50 Conv. Pfd. - None, unless redeemed

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  $3.375 Conv. Pfd. - Common Stock
                  $3.50 Conv. Pfd. - Common Stock

         Amount or Number of Shares

                  $3.375 Conv. Pfd. - 741,154 shares of Common Stock $3.50 Conv. Pfd. - 661,334 shares of Common Stock

4.   Conversion or Exercise Price of Derivative Security

                  $3.375 Conv. Pfd. - 2.2124 shares of Common Stock $3.50 Conv. Pfd. - 1.4327 shares of Common Stock

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  $3.375 Conv. Pfd. - I
                  $3.50 Conv. Pfd. - I

6.   Nature of Indirect Beneficial Ownership

                  $3.375 Conv. Pfd. - As Managing Member of Vicuna Advisors LLC,
                     the investment adviser to Vicuna Capital I, L.P. and WNP Investment Partnership, L.P., and as Managing Member of Vicuna Partners LLC, the general partner of Vicuna Capital I, L.P. and WNP Investment Partnership, L.P.

                  $3.50 Conv. Pfd. - As Managing Member of Vicuna Advisors LLC,
                     the investment adviser to Vicuna Capital I, L.P. and WNP Investment Partnership, L.P., and as Managing Member of Vicuna Partners LLC, the general partner of Vicuna Capital I, L.P. and WNP Investment Partnership, L.P.




                              Page 16 of 18 Pages

Explanation of Responses:

                  See Explanation to Responses of Form 3 of Advisors.

Signatures to this Form 3 follow all attachments.




                              Page 17 of 18 Pages

                                    SIGNATURE


         WITNESS, the signatures of the undersigned this 3rd day of January
2000.

                                      VICUNA ADVISORS LLC



                                      By: /s/ Joshua G. Welch
                                         ----------------------------------
                                          Joshua G. Welch
                                          Managing Member


                                      VICUNA PARTNERS LLC



                                      By: /s/ Joshua G. Welch
                                         ----------------------------------
                                         Joshua G. Welch
                                         Managing Member


                                      VICUNA CAPITAL I, L.P.

                                      By:  Vicuna Partners LLC, General Partner

                                      By: /s/ Joshua G. Welch
                                         ---------------------------------
                                         Joshua G. Welch
                                         Managing Member


                                      WNP INVESTMENT PARTNERSHIP, L.P.

                                      By:  Vicuna Partners LLC, General Partner

                                      By: /s/ Joshua G. Welch
                                         --------------------------------
                                         Joshua G. Welch
                                         Managing Member




                              Page 18 of 18 Pages